EXHIBIT 4



                                   CSW CREDIT, INC.
                         AVERAGE MONTH END ACCOUNTS RECEIVABLE
                                      (thousands)



                          Twelve Months      Twelve Months      Twelve Months
                              Ended              Ended              Ended
                         October 31, 1996  November 30, 1996  December 31, 1996

Non-Affiliated-HLP               $350,519           $352,960           $352,296
Less: HLP receivables
      sold to BONY                  5,400              9,300             11,500
                         ----------------- -----------------  -----------------

HLP net receivables               345,119            343,660            340,796
Non-Affiliated-Other               28,215             28,730             29,055
                         ----------------- -----------------  -----------------

Total Non-Affiliated              373,334            372,390            369,851

Less: Affiliated                  373,345            372,438            369,951
                         ----------------- -----------------  -----------------

Excess Restriction                  ($11)               ($48)             ($100)
                         ================= =================  =================









                                  BAD DEBT WRITE-OFFS
                                      (thousands)

                                              1996
                       ----------------------------------------------------

                       OCTOBER              NOVEMBER               DECEMBER
                       -------              --------               --------


Non-Affiliated          $777                 $1,019                 $1,508